Exhibit 99.1

Contact:

Richard D. Callicutt II
President and Chief Executive Officer
BNC Bancorp
(336) 869-9200

Charles F. Rivers, III
President and Chief Executive Officer
Harbor Bank Group, Inc.
(843) 852-6400

BNC Bancorp Completes Merger With Harbor Bank Group, Inc.

Merger Expands Bank of North Carolina’s Presence in the Charleston, South Carolina Metropolitan Area

THOMASVILLE, NC - CHARLESTON, SC - December 1, 2014 - BNC Bancorp (NASDAQ: BNCN), the parent company of Bank of North Carolina (“BNC” or “the Bank”), today announced the successful completion of its merger with Harbor Bank Group, Inc. (“Harbor”), the parent company of Harbor National Bank (“Harbor Bank”), thereby expanding BNC’s presence in Charleston, South Carolina Metropolitan Area.
BNC previously announced its plans to acquire Harbor and Harbor Bank on June 5, 2014. As of September 30, 2014, Harbor Bank had total assets of $325 million, total loans of $281 million and deposits of $267 million. The former branches of Harbor Bank will be operated as branches of BNC under the name of Harbor Bank until system conversions are completed in February 2015.
Rick Callicutt, President and CEO of BNC, commented: “We are very pleased to complete this merger with Harbor National in a timely manner. The opportunity to expand our franchise in a growing dynamic market is second only to the excellent team that will be joining the BNC family. We look forward to growing our presence in the greater Charleston market in the future.”
Charlie Rivers, President and CEO of Harbor, commented: “We are very excited about our combination with BNC, considering their successful track record and the opportunity to enhance our shareholders’ value. Our customers will continue to see the same friendly, local employees they have come to know and trust, and our Charleston community will benefit from the increased resources brought to bear by the combined franchise.”
The Agreement provides for the common shareholders of Harbor to receive 0.95 shares of BNC Bancorp common stock in exchange for each share of Harbor common stock. As a result of the transaction, BNC acquired four branches in the Charleston, SC metropolitan area.
Womble Carlyle Sandridge & Rice, LLP provided BNC Bancorp and its subsidiary, Bank of North Carolina with legal counsel for this transaction. Harbor was advised in this transaction by Banks Street Partners, LLC, as financial advisor, and Bryan Cave, LLP, as legal advisor.

Forward Looking Statements
The press release contains forward-looking statements relating to the financial condition and business of BNC and its subsidiary, Bank of North Carolina. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of the management of BNC, and the information available to management at the time that this press release was prepared. Factors that could cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following that may diminish the expected benefits of the merger: (i) general economic or business conditions in the Charleston, SC metropolitan area; (ii) greater than expected costs or difficulties related to the integration of Harbor Bank; (iii) unexpected deposit attrition, customer loss or revenue loss following the merger with Harbor, and (iv) the failure to retain or hire key personnel. Additional factors affecting BNC and Bank of North Carolina are discussed in BNC's filings with the Securities and Exchange Commission (the "SEC"), including its most recent Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. You may review BNC's SEC filings at www.sec.gov. BNC does not undertake a duty to update any forward-looking statements made in this press release.
About BNC Bancorp and Bank of North Carolina
BNC Bancorp is the parent company of Bank of North Carolina, an approximately $4.1 billion-asset commercial bank.  Bank of North Carolina provides banking and financial services to individuals and businesses through its 52 banking offices in North and South Carolina.  Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s stock is quoted in the NASDAQ Capital Market under the symbol "BNCN."

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